Exhibit 10.8

Contract ammendment

Parties:

1.	Allego B.V.., situated at Arnhem, Westvoortsedijk 73, 6872 AV, represented by Mr. M. Bonnet, CEO, herafter referred to as Principal”;

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2.	Pharus Management Services B.V., situated at Breda, Wagemakerspark 94, 4818 TV, represented by A.H.T. Louwers, Director, hereafter referred to as Contractor;

Jointly referred to as: “Parties”;

Parties agree to ammend the existing contract between them signed on June 1, 2018 as follows:

1.	The daily rate as of January 1, 2021 will be increased to 1.500 euro per working day per month

2.	The notice period for both parties will be changed to 6 months

3.	Contractor will engage in a lease contract for a car and will invoice the cost on a monthly basis to Principal

Arnhem January 1, 2021

Principal	Contractor
Allego B.V.	Pharus Management Services B.V.

M. Bonnet	A.H.T. Louwers